Exhibit 99.1

LENOX WEALTH MANAGEMENT, INC.
8044 Montgomery Road
Suite 480
Cincinnati, Ohio 45236

February 24, 2010

First Franklin Corporation
Attn: Gretchen J. Schmidt, Secretary
4750 Ashwood Drive
Cincinnati, Ohio 45241

RE:	Inspection of the Stocklist Materials and Other Books and Records of First Franklin Corporation Pursuant to 8 Del. C. § 220

Ladies and Gentlemen:

The undersigned, Lenox Wealth Management, Inc., an Ohio corporation (“Lenox”), is the record and beneficial owner of common stock, $0.01 par value per share (the “Common Stock”), of First Franklin Corporation, a Delaware corporation (the “Company”).  Pursuant to Section 220 of the Delaware General Corporation Law, Lenox, as record holder of the Common Stock, hereby demands the right (in person or by attorney or other agent), during the usual hours for business, to inspect the following records and documents of the Company (the “Stocklist Materials”) and to make copies or extracts therefrom:

(a)  A complete record or list of the Company’s stockholders, certified by its transfer agent(s) and/or registrar(s), showing the name, address, account number and telephone number of each stockholder and the number of shares registered in the name of each such stockholder as of the most recent date available;

(b)  A CD or diskette or other electronic file of the Company’s stockholders showing the names, account numbers  and addresses of each stockholder and number of shares registered in the name of each such stockholder as of the most recent date available, together with such computer processing data and instructions as are necessary to make use of such electronic file, and a printout of such electronic file for verification purposes;

(c)  A list of all stockholders arranged in descending order by number of shares, showing the name and address of each stockholder; a complete record or list of any participants in any employee stock purchase, ESOP plan or other plan for the purchase of shares, showing the name and address of each participant and the number of shares credited to the participant’s account; a CD or diskette or other electronic file of this information with the same computer processing data and instructions as requested in (a) above; a correct and complete copy of the plan(s) documents, including any amendments of such plan(s) as well as all documents otherwise appointing the ESOP plan trustee and providing such trustee voting rights with respect to any shares of Common Stock;

First Franklin Corporation
February 24, 2010

(d)  [Reserved];

(e)  All information in, or that comes into, the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system concerning the names, addresses and number of shares of the Company’s stock held by the participating brokers and banks and actual beneficial owners, including a breakdown of any holders in the name of Cede & Co. and other similar depositories or successor depositories or nominees, as well as any material request list provided by Broadridge Financial Solutions, Inc., including omnibus proxies and all "Security Position Listing" reports issued by The Depository Trust Company or any such other entity; and a list or lists containing the name, address and number of shares of Common Stock attributable to any participant in any Company employee stock ownership or comparable plan, including the Company’s ESOP, the name of the trustee and methodology for voting shares of Common Stock of said plans and the method by which the Requesting Shareholders may communicate with such participants;

(f)  All information in or which comes into the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trustees or from nominees of any central certificate depository system relating to the names, addresses and telephone numbers of the non-objecting beneficial owners of the Company’s Common Stock and consenting beneficial owners in the format of a printout in descending order balance and on a CD or diskette or other electronic file with the computer processing data and instructions that are necessary to make use of such electronic file, and a printout of such electronic file for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 of the Securities Exchange Act of 1934, as amended).  If such information is not in the Company’s possession, custody or control, such information should be requested from Automatic Data Processing Investor Communication Services, Broadridge Financial Solutions, Inc., or otherwise;

(g)  All "stop" lists or "stop transfer" lists relating to any shares of Common Stock of the Company and any changes corrections, additions or deletions from the date of the list referred to in paragraph (a) above to the date of the latest Annual Meeting or, if later, any Special Meeting;

First Franklin Corporation
February 24, 2010

(h)  [Reserved];

(i)  All respondent bank lists and omnibus proxies for such lists (such information is readily available to the Company under Rule 14b-2 of the Securities Exchange Act of 1934, as amended);

(j)  A list of all holders of options to purchase shares of Common Stock, the date on which any such option was granted, the date on which any such option becomes exercisable and the exercise price of any such option as of the most recent date available; and

(k)  The information and records specified in paragraphs (a), (b), (c), (e), (f), (i) and (j) above as of any record date for stockholder action set by the Board of Directors, by operation of law or otherwise; the information and records specified in paragraph (d) on a weekly basis up until the annual meeting of stockholders of the Company, and/or the conclusion of the possible proxy solicitation referred to below.

The undersigned further demands that modifications, additions or deletions to any and all information referred to in paragraphs (a) through (k) above as of the date of the list referred to in paragraph (a) above be immediately furnished to the undersigned as such modifications, additions or deletions become available to the Company or its agents or representatives through the date of the 2010 Annual Meeting or, if later, any Special Meeting and that the information and records specified in paragraph (d) above be furnished on a daily basis until the date of the 2010 Annual Meeting or, if later, any Special Meeting.

The purposes of this demand for the Stocklist Materials are to enable Lenox (1) to communicate with other stockholders of the Company regarding their mutual interests as Company stockholders, and (2) to communicate with its fellow stockholders regarding a possible proxy solicitation to remove certain members of the Company’s board of directors and to elect the undersigned’s nominees to the Company’s board of directors.

In addition, pursuant to Section 220 of the Delaware General Corporation Law, Lenox hereby demands the right (in person or by attorney or other agent), during the usual hours for business, to inspect the following books and records and other documents of the Company (collectively, “Books and Records”) and to make copies or extracts therefrom:

1.  The federal and state income tax returns of the Company for the tax years 2006-2009, inclusive;

2.  Any stockholder agreements and voting trusts and/or agreements;

3.  All presently effective employment contracts, change in control, termination or severance agreements, and key man or bank owned life insurance policies applicable to any employee earning greater than $100,000 per year, any director or officer of the Company, as well as any employee who is related by blood, adoption or marriage of any director or officer (an “Immediate Family Member”);

First Franklin Corporation
February 24, 2010

4.  All ledgers or other financial records for the period June 1, 2006 to the present that record the salaries, bonuses and benefits (including expense accounts as well as all requests and records relating to expense reimbursements of any form) paid to any employee earning greater than $100,000 per year, any director or officer of the Company or Immediate Family Member;

5.  All ledgers or other financial records for the period June 1, 2006 to the present that record the status of any loans made by the Company (or any of its subsidiaries) to any officer or director of the Company or Immediate Family Member, including any agreements evidencing such loans;

6.  All ledgers or other records (financial or otherwise) for the period June 1, 2006 to the present that record the salaries, bonuses, benefits (including expense accounts), commissions, use of Company property or other payments paid to any officer or director of the Company or to any Immediate Family Member or entity controlled by such Immediate Family Member;

7.  All minutes of meetings of the Board of Directors of the Company or of any committee of the Board of Directors, financial analyses, reports, appraisals, evaluations, notes or correspondence that refer to or discuss (i) the declaration of dividends by the Company or whether dividends should or should not be declared from June 1, 2006 to the present, inclusive, (ii) employee or director compensation from June 1, 2006 to the present, inclusive, (iii) the employment agreements and/or severance payments contemplated thereby of any officer, director or Immediate Family Member, or (iv) the Troubled Asset Relief Program (“TARP”) or whether the Company should participate in TARP;

8.  The agendas and minutes of meetings of the Board of Directors (including any Board resolutions), or any committee thereof, of the Company from June 1, 2006 to the present, inclusive;

9.  The agendas and minutes of stockholders’ meetings of the Company from June 1, 2006 to the present, inclusive;

10.          The agendas and minutes of meetings of the Company’s internal loan committee from June 1, 2006 to the present, inclusive;

11.  The Certificate of Incorporation, Bylaws and financial statements (including, without limitation, all annual and interim financial statements) of any subsidiaries of the Company;

12.  All documents evidencing ownership of real property including any sale or purchase agreements, and all agreements related to leases of real property;

13.  All documents evidencing any outstanding loans (and the balances thereon) on which the Company (or any of its subsidiaries) is the obligor including, without limitation, all mortgages, notices of default and correspondence with respect to such loans, and all ledgers of other financial records regarding the balances due with respect to such loans;

First Franklin Corporation
February 24, 2010

14.  The following historical financial information with respect to the Company and its subsidiaries from June 1, 2006 to the present:

a.  expense schedules (accrued or otherwise);

b.  loan loss reserves, including any schedules or exhibits supporting the adequacy of reserves;

c.  schedule of loans outstanding by asset quality rating, with supporting details on asset quality rating practices and definitions;
d.  cash balances as of the end of each calendar year;

e.  any detailed internal monthly financial reporting packages;

f.  profit and loss budgets vs. actual, including any revised or interim profit and loss budgets, and any interim profit and loss budgets;

g.  business plans, including any business plans provided to any parties, any revised or interim business plans;

15.  The following current and forward looking financial information with respect to the Company and its subsidiaries:

a.  any business plan and any budgets and projections for fiscal years 2009 and 2010 (with supporting detail);

b.  detailed monthly financial reporting packages from June 1, 2006 to the present; and

16.  The Company’s capital expenditure plans covering each of the fiscal years 2006-2010 and thereafter, and all documents discussing such plans.

The purpose of this demand to inspect the Company’s Books and Records is to investigate possible mismanagement and waste of corporate assets, including, without limitation, related to the Company's calculation and management of loan loss reserves.

Please make the Stocklist Materials and Books and Records available for inspection no later than March 3, 2010 during normal business hours.  Please advise F. Mark Reuter of Keating Muething & Klekamp PLL, One East Fourth St., Suite 1400, Cincinnati, Ohio 45202, Phone (513) 579-6469, where and when the Stocklist Materials and Books and Records will be available for inspection.  Please be advised that the undersigned will bear the reasonable costs incurred by the Company, including the costs of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.

First Franklin Corporation
February 24, 2010

The undersigned hereby authorizes Keating Muething and Klekamp PLL and its respective partners, associates, employees and any other persons to be designated by them, acting together, singly or in combination, to conduct the inspection and copying herein demanded.

Very truly yours, LENOX WEALTH MANAGEMENT, INC. .

By:	/s/ John C. Lame
John C. Lame, Chief Executive Officer

Receipt of a copy of the
foregoing letter is acknowledged.

FIRST FRANKLIN CORPORATION

By:         /s/Gretchen J. Schmidt
Name:    Gretchen J. Schmidt
Title:  Secretary

cc:           The Corporation Trust Company, as registered agent for the Company

STATE OF OHIO	)
	)	SS:
COUNTY OF HAMILTON	)

BE IT REMEMBERED that, the undersigned, in his capacity as the Chief Executive Officer of Lenox Wealth Management, Inc., an Ohio corporation (“Lenox”), personally appeared before me, who being duly sworn, deposes and says:

1.  That the foregoing is Lenox’s letter of demand for the inspection of designated Stocklist Materials and Books and Records of First Franklin Corporation and that the statements made in such letter are true and correct.

2.  That the letter contains a designation of Keating Muething & Klekamp PLL and its respective partners, associates and employees and any other persons to be designated by them, acting together, singly or in combination as the undersigned’s attorney or agent to conduct such inspection, and that the foregoing and this verification are the undersigned’s power of attorney authorizing the foregoing person to act on behalf of the undersigned.

LENOX WEALTH MANAGEMENT, INC. .

By:	/s/ John C. Lame
John C. Lame, Chief Executive Officer

SWORN TO AND SUBSCRIBED BEFORE ME
this 24th day of February, 2010

/s/ F. Mark Reuter
Notary Public